Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Abercrombie & Fitch Co. of our report dated March 28, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Abercrombie & Fitch Co.’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
September 7, 2022